MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 3, 2020

MTS REPORTS FISCAL 2020 FIRST QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - February 3, 2020 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems, motion simulators and sensors, today reported financial results for its fiscal year 2020 first quarter ended December 28, 2019.

FIRST QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢ Revenue of $205.8 million, an increase of 1.3%

➢	Sensors revenue growth of 9.7%

➢	GAAP diluted earnings per share of $0.27

➢	Adjusted diluted earnings per share of $0.37, including $0.20 of amortization expense

➢	Demand outlook strengthening with growth in orders anticipated for the remainder of the fiscal year

➢	Executed agreement to acquire R&D entities

➢	Declared 152nd consecutive quarterly dividend

FINANCIAL TABLE

	Three Months Ended
(in thousands, except per share data - unaudited)	December 28, 2019	December 29, 2018
Revenue	$205,843	$203,181
Revenue % increase	1.3%	4.6%
Gross margin	37.2%	38.5%
Operating margin	7.4%	8.8%
Earnings before taxes	$6,455	$11,197
Net income	5,306	10,501
Diluted earnings per share	0.27	0.54
Adjusted diluted earnings per share[1]	0.37	0.59
Adjusted EBITDA[1]	29,627	30,102
Cash and cash equivalents, end of period	64,071	70,438
Backlog, end of period	395,992	514,705
Total debt, end of period	540,710	466,048

[1]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY - DR. JEFF GRAVES, PRESIDENT AND CHIEF EXECUTIVE OFFICER

"We continue to execute on our long-term strategy of delivering consistent top-line growth and margin expansion, recognizing that individual quarters may be volatile. Central to this strategy is the contribution from our Sensors business, which is delivering near double-digit revenue growth at highly accretive margins to our consolidated operations. In the first quarter, this growth was driven by strength in our Sensors test sector, and by the continued ramp-up of volume associated with our U.S. Department of Defense contract. We expect this strong performance to continue to strengthen throughout the fiscal year, especially as our integration of the Endevco product line continues. With the strong fundamental demand trends in both the test and automation markets, we expect our Sensors business to continue to grow on average at double-digit annual rates, with incremental margin expansion.

As anticipated, we continue to experience weakness in the top line for our Test & Simulation business mainly due to delays in order timing from the second half of fiscal year 2019. Despite the volume impact, profitability in our Test & Simulation business was largely maintained at prior year levels due to improved quality of backlog and the increasing impact of our efficiency initiatives that have been our priority over the last two years. These efforts are continuing and anticipated to be increasingly felt with accelerating volume growth in the second half of the fiscal year.

Based upon our opportunity pipeline, we anticipate a strong rebound in order rates, and corresponding growth in backlog as we move into and through the second half of fiscal year 2020. We expect this to be driven primarily by increased strength in our non-automotive markets for both of our businesses. This growth in backlog will ultimately translate to accelerated revenue growth and increased profitability in subsequent quarters.

Subsequent to quarter-end, we were pleased to formally close the acquisition of certain entities of the Danish company R&D ("R&D") as previously announced in November 2019. R&D brings us a very talented engineering team, a proven capability to deliver state-of-the-art testing solutions for wind power, aero propulsion and other very demanding applications, an excellent customer base, and a strong backlog of business stretching into fiscal year 2021. With the increasing strength in our business, coupled with this complementary acquisition, we look forward to a positive fiscal year 2020."

HIGHLIGHTS FOR THE 2020 FIRST FISCAL QUARTER

Revenue
Revenue was $205.8 million, up 1.3% compared to the same prior year period, driven by continued strong revenue growth in Sensors. Sensors growth was supported by strong global demand in our test sector, and by the continued ramp-up of volume associated with our U.S. Department of Defense contract. In addition, Endevco, which closed during the fourth quarter of fiscal year 2019, has started to contribute more meaningfully to the top line as our integration efforts have progressed. This strength was offset by weakness in Europe in our Sensors position sector, driven in large part by mobile hydraulic applications in heavy duty machinery. Test & Simulation experienced a decline in volume from the continued weakness in the ground vehicles sector and a decline in services, partially offset by volume growth in our materials and structures sectors.

Orders
Test & Simulation orders for the quarter were $103.9 million, down 17.0% compared to the same prior year period driven by lower orders across all market sectors, delays in large custom orders and softness in the Americas region as customers continue to push out orders to later in the year. The decline was partially offset by order growth in services.

Sensors orders for the quarter were $81.2 million, a 17.3% decrease compared to the same prior year period. This decline was primarily driven by fiscal year 2019 funded orders from our U.S. Department of Defense contract that did not repeat in fiscal year 2020, as well as weakness in the European and Americas regions specific to our position sector. This decrease was offset by the addition of orders from the acquisition of Endevco.

MTS News Release

Backlog
Backlog of $396.0 million was down 23.1% compared to the same prior year period. Sequentially, from the fourth quarter of fiscal year 2019, backlog was down 5.7% due to the decline in order volume used to replenish the strong conversion of our backlog on outstanding projects to revenue within the quarter in both Test & Simulation and Sensors. Ending backlog for Test & Simulation and Sensors was $322.6 million and $73.3 million, respectively.

Net Income and Diluted Earnings Per Share
GAAP diluted earnings per share was $0.27 compared to $0.54 in the same prior year period on net income of $5.3 million and $10.5 million, respectively. The $0.27 decrease was primarily driven by higher Sensors operating expenses mainly from the acquisition of Endevco, a decline in Test & Simulation gross profit from unfavorable product mix, higher interest expense on increased debt levels and an increase in the effective tax rate. First quarter of fiscal year 2020 and 2019 results includes $0.10 and $0.05, respectively, of non-recurring costs associated with restructuring, acquisition-related expenses and acquisition inventory fair value adjustment from the acquisitions of E2M and Endevco in the first and fourth quarters of fiscal year 2019, respectively. Adjusting for these items, adjusted diluted earnings per share was $0.37 for the first quarter of fiscal 2020, and $0.59 for the same period in the prior year. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibit B of this earnings release. Our diluted earnings per share and adjusted earnings per share includes the amortization of purchased intangible assets of $0.20 and $0.15 for the periods ended December 28, 2019 and December 29, 2018, respectively. We incurred pre-tax amortization expense of $4.8 million ($3.8 million post-tax) and $3.8 million ($3.0 million post-tax) for the periods ended December 28, 2019 and December 29, 2018, respectively, in relation to companies that we have acquired.

Adjusted EBITDA
Adjusted EBITDA declined slightly to $29.6 million in the first quarter of fiscal year 2020, down 1.6% compared to the same prior year period. This decline was primarily due to higher Sensors operating expenses mainly from the acquisition of Endevco and a decline in Test & Simulation gross profit from unfavorable product mix, partially offset by higher gross profit in Sensors from higher revenue volume. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit C of this earnings release.

Balance Sheet
During the quarter, our total debt balance increased by $28.1 million to $540.7 million as we drew on our credit facility to fund continued investments in the business. We ended the quarter with $64.1 million of cash on the balance sheet, leading to a net debt balance of $476.6 million. The ratio of interest-bearing debt to Adjusted EBITDA and the ratio of net interest-bearing debt to Adjusted EBITDA remain within our targeted range and the debt covenant levels specified in our debt agreements.

Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on December 30, 2019 to shareholders of record as of the close of business on December 16, 2019. This was our 152nd consecutive quarterly dividend.

OUTLOOK

Test & Simulation Business
Given our expectations on order rates, revenue and product mix, as well as the increasing impact of our efficiency initiatives, our performance for the second half of the fiscal year is expected to show a marked improvement over the first half of the fiscal year. This will lead to overall improvement year-over-year in the Test & Simulation business, and a strong backlog position as we exit the year and look to fiscal year 2021. Future orders growth from strength in our simulation platforms, material testing, service offerings and especially our structures sector, is expected to overcome the headwinds experienced in the global economy. While we are continuing to await a resurgence in the automotive markets, we continue to benefit from the rapidly expanding use of advanced materials, such as carbon-fiber composites, the adoption of additive manufacturing methods for net-shape component fabrications, and the rapidly increasing complexity of ground and air vehicles which requires new

MTS News Release

simulation methods for determining product performance and life. Our energy and infrastructure markets remain robust, driven by continued growth in wind power and advanced building designs that are more resistant to damage from earthquakes, sea and storm events. The simulation market continues to benefit from increased demand for pilot training and rapid theme park expansions, which fits nicely with our expanded product offerings.
In addition to these growth opportunities, we continue to invest in operational efficiency initiatives to improve profitability, and to develop new products and technologies to drive margin expansion and to generate the highest demand for Test & Simulation products and services in the coming years.
Sensors Business
Our Sensors business demand is driven by accelerating new product introductions across all major markets and geographies, and expanded opportunities associated with the U.S. Department of Defense. The strategic acquisition of Endevco has brought together two iconic brands in the test and measurement sensors market, PCB and Endevco, providing for further growth opportunities. This combination of positive factors, including full production ramp-up associated with our U.S. Department of Defense contract and acquisition of Endevco, is anticipated to provide strong double-digit top-line growth, along with Adjusted EBITDA margin expansion, for the Sensors business in fiscal year 2020.
Consolidated
Based on these factors, we maintain our expected outlook for fiscal year 2020 including:

Metric	Current Outlook
Revenue	$955 million to $995 million
Adjusted EBITDA	$138 million to $158 million
Diluted earnings per share	$2.05 to $2.35
Adjusted diluted earnings per share	$2.20 to $2.55

The above outlook includes:

•	$12.0 million to $16.0 million for stock-based compensation, acquisition-related and restructuring expenses;

•	Our most recent acquisitions of Endevco in Sensors and R&D in Test & Simulation; and

•	An anticipated effective tax rate, excluding discrete tax items, of 15-19% for fiscal year 2020.
A reconciliation of Adjusted EBITDA and adjusted diluted earnings per share, non-GAAP financial measures, to net income and diluted earnings per share, the most directly comparable GAAP financial measures, respectively, for the above outlook is included in Exhibits E and F of this earnings release, respectively.

FIRST QUARTER CONFERENCE CALL

As announced on January 21, 2020, a conference call will be held on February 4, 2020 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeffrey A. Graves, President and Chief Executive Officer, and Brian T. Ross, Executive Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-800-353-6461 (international toll +1-334-323-0501) and reference the conference pass code 9681358. The conference call replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, February 11, 2020. Call toll free +1-888-203-1112 and reference the conference pass code 9681358.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on February 5, 2020.

MTS News Release

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,500 employees as of September 28, 2019 and revenue of $893 million for the fiscal year ended September 28, 2019. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment (Adjusted EBITDA) and Adjusted EBITDA divided by revenue (Adjusted EBITDA margin) are useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of our strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired, plus cash proceeds from sales of property and equipment.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D, E and F of this earnings release.

MTS News Release

FORWARD-LOOKING STATEMENTS

This earnings release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of this earnings release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test & Simulation sectors and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT

Brian Ross
Executive Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended
	December 28, 2019	December 29, 2018

Revenue
Product	$178,858	$175,078
Service	26,985	28,103
Total revenue	205,843	203,181
Cost of sales
Product	111,639	108,168
Service	17,595	16,708
Total cost of sales	129,234	124,876
Gross profit	76,609	78,305
Gross margin	37.2%	38.5%

Operating expenses
Selling and marketing	32,719	32,089
General and administrative	21,693	21,078
Research and development	7,039	7,172
Total operating expenses	61,451	60,339

Income from operations	15,158	17,966
Operating margin	7.4%	8.8%

Interest income (expense), net	(8,272)	(6,818)
Other income (expense), net	(431)	49

Income before income taxes	6,455	11,197
Income tax provision (benefit)	1,149	696
Net income	$5,306	$10,501

Earnings per share
Basic
Earnings per share	$0.28	$0.55
Weighted average common shares outstanding	19,146	19,216

Diluted
Earnings per share	$0.27	$0.54
Weighted average common shares outstanding	19,369	19,556

Dividends declared per share	$0.30	$0.30

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	December 28, 2019	September 28, 2019
ASSETS

Current assets
Cash and cash equivalents	$64,071	$57,937
Accounts receivable, net	131,285	121,260
Unbilled accounts receivable, net	67,368	80,331
Inventories, net	177,017	167,199
Prepaid expenses and other current assets	21,075	23,761
Total current assets	460,816	450,488

Property and equipment, net	101,992	101,083
Goodwill	429,838	429,039
Intangible assets, net	306,134	306,585
Other long-term assets	30,639	10,782
Total assets	$1,329,419	$1,297,977

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$30,000	$—
Current maturities of long-term debt, net	27,494	27,969
Accounts payable	46,113	46,849
Advance payments from customers	66,142	70,520
Other accrued liabilities	100,694	106,238
Total current liabilities	270,443	251,576

Long-term debt, less current maturities, net	483,216	484,648
Other long-term liabilities	87,012	77,694
Total liabilities	840,671	813,918

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
19,156 and 19,124 shares issued and outstanding as
of December 28, 2019 and September 28, 2019, respectively	4,789	4,781
Additional paid-in capital	183,948	182,422
Retained earnings	314,887	315,329
Accumulated other comprehensive income (loss)	(14,876)	(18,473)
Total shareholders' equity	488,748	484,059
Total liabilities and shareholders' equity	$1,329,419	$1,297,977

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended
	December 28, 2019	December 29, 2018

Cash Flows from Operating Activities
Net income	$5,306	$10,501
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	2,167	1,794
Fair value adjustment to acquired inventory	540	445
Depreciation	5,662	5,144
Amortization	4,785	3,816
(Gain) loss on sale or disposal of property and equipment	612	161
Amortization of debt issuance costs	867	1,060
Deferred income taxes	66	(1,258)
Other	2	428
Changes in operating assets and liabilities	(25,750)	(11,460)
Net Cash Provided by (Used in) Operating Activities	(5,743)	10,631

Cash Flows from Investing Activities
Purchases of property and equipment	(10,572)	(3,773)
Proceeds from sale of property and equipment	—	10
Purchases of business, net of acquired cash	—	(78,032)
Other	—	(285)
Net Cash Provided by (Used in) Investing Activities	(10,572)	(82,080)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	—	80,391
(Payments on) proceeds from financing arrangements, net	28,065	(4,119)
Cash dividends	(5,739)	(5,359)
Proceeds from exercise of stock options and employee stock purchase plan	41	38
Payments to purchase and retire common stock	(835)	(356)
Net Cash Provided by (Used in) Financing Activities	21,532	70,595

Effect of Exchange Rate Changes on Cash and Cash Equivalents	917	(512)

Increase (decrease) in cash and cash equivalents during the period	6,134	(1,366)
Cash and cash equivalents balance, beginning of period	57,937	71,804
Cash and cash equivalents balance, end of period	$64,071	$70,438

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	December 28, 2019	December 29, 2018
Test & Simulation Segment
Revenue	$120,730	$125,560
Cost of sales	83,760	86,015
Gross profit	36,970	39,545
Gross margin	30.6%	31.5%

Operating expenses	29,974	32,214

Income from operations	$6,996	$7,331

Sensors Segment
Revenue	$85,535	$77,950
Cost of sales	45,899	39,191
Gross profit	39,636	38,759
Gross margin	46.3%	49.7%

Operating expenses	31,477	28,125

Income from operations	$8,159	$10,634

Intersegment Eliminations
Revenue	$(422)	$(329)
Cost of sales	(425)	(330)
Gross profit	3	1

Income (loss) from operations	$3	$1

Total Company
Revenue	$205,843	$203,181
Cost of sales	129,234	124,876
Gross profit	76,609	78,305
Gross margin	37.2%	38.5%

Operating expenses	61,451	60,339

Income from operations	$15,158	$17,966

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings Per Share
(unaudited - in thousands, except per share data)

	Three Months Ended
	December 28, 2019			December 29, 2018
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$6,455	$1,149	$5,306	$11,197	$696	$10,501
Restructuring expenses [1]	—	—	—	130	33	97
Acquisition-related expenses [2]	1,746	366	1,380	773	162	611
Acquisition inventory fair value adjustment [1]	540	113	427	445	67	378
Adjusted net income [3]	$8,741	$1,628	$7,113	$12,545	$958	$11,587

Weighted average diluted common shares outstanding			19,369			19,556

Diluted earnings per share	$0.33	$0.06	$0.27	$0.58	$0.04	$0.54
Impact of restructuring expenses	—	—	—	0.01	—	0.01
Impact of acquisition-related expenses	0.09	0.02	0.07	0.03	0.01	0.02
Impact of acquisition inventory fair value adjustment	0.03	—	0.03	0.02	—	0.02
Adjusted diluted earnings per share[3]	$0.45	$0.08	$0.37	$0.64	$0.05	$0.59

1 In determining the tax impact of restructuring expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

2 In determining the tax impact of acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items.

[3] Denotes non-GAAP financial measure.

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Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA
(unaudited - in thousands)

	Three Months Ended
	December 28, 2019	December 29, 2018
Net income	$5,306	$10,501
Net income margin	2.6%	5.2%

Income tax provision (benefit)	1,149	696
Interest expense, net	8,272	6,818
Depreciation	5,662	5,144
Amortization	4,785	3,816
EBITDA [1]	25,174	26,975

Stock-based compensation	2,167	1,794
Restructuring expenses	—	130
Acquisition-related expenses [2]	1,746	758
Acquisition inventory fair value adjustment	540	445
Adjusted EBITDA [1]	$29,627	$30,102
Adjusted EBITDA margin [1,3]	14.4%	14.8%

[1] Denotes non-GAAP financial measure.

[2] Acquisition-related expenses were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line.

[3] Adjusted EBITDA was divided by revenue when calculating the Adjusted EBITDA margin.

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Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of Free Cash Flow
(unaudited - in thousands)

	Three Months Ended
	December 28, 2019	December 29, 2018
Net Cash Provided by (Used in) Operating Activities	$(5,743)	$10,631
Purchases of property and equipment	(10,572)	(3,773)
Proceeds from sale of property and equipment	—	10
Free cash flow[1]	$(16,315)	$6,868

[1] Denotes non-GAAP financial measure.

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Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	October 3, 2020
	Low	High
Net income	$40,300	$46,200
Income tax provision (benefit)	8,700	11,000
Interest expense, net	35,100	37,200
Depreciation and amortization	41,900	47,600
EBITDA[1]	126,000	142,000

Stock-based compensation and non-recurring expenses[2]	12,000	16,000
Adjusted EBITDA[1]	$138,000	$158,000

[1] Denotes non-GAAP financial measure.

[2] Includes pre-tax forecast expenses for stock-based compensation, acquisition-related expenses and acquisition inventory fair value adjustment.

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Exhibit F
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings per Share - Outlook
(unaudited - in thousands)

	Twelve Months Ending
	October 3, 2020
	Low	High
Net income[1]	$40,300	$46,200
Non-recurring expenses [2]	3,000	4,000
Adjusted net income [3]	$43,300	$50,200

Weighted average diluted common shares outstanding	19,700	19,700

Diluted earnings per share	$2.05	$2.35
Impact of non-recurring expenses[2]	0.15	0.20
Adjusted diluted earnings per share	$2.20	$2.55

[1] Refer to Exhibit E for tax impact on net income guidance.

[2] Includes forecast expenses for acquisition-related expenses and acquisition inventory fair value adjustment.

[3] Applied anticipated tax rate, excluding discrete tax items, of approximately 15-19%.